Exhibit 99.1

RTI International Metals Reports First Quarter 2014 Financial Results

First Quarter Results Reflect Challenging Conditions to the Start of the Year

PITTSBURGH--(BUSINESS WIRE)--May 6, 2014--RTI International Metals, Inc. (NYSE: RTI), a leading vertically integrated global supplier of advanced titanium and specialty metals products and services, today reported first quarter 2014 results. RTI also provided an update to its 2014 full year revenue and operating income outlook.

2014 First Quarter Results Summary

  Revenues totaled $174.5 million, compared to $189.2 million for the same period last year.
  Operating income was $1.6 million, compared to $13.6 million in last year’s first quarter.
  Factors that unfavorably impacted first quarter results included higher development costs related to certain new Engineered Products and Services Segment programs, build-rate schedule adjustments to certain commercial aircraft programs, and adverse weather conditions.
  Net loss attributable to continuing operations was $3.8 million, or $(0.13) per diluted share, including $(0.18) per diluted share of interest expense (net of tax), compared to prior year net income attributable to continuing operations of $5.0 million, or $0.16 per diluted share, including $(0.11) per diluted share of interest expense (net of tax).
  Titanium mill product shipments were 3.8 million pounds, compared to 4.3 million pounds in last year’s first quarter.
  Boeing 787 seat track deliveries totaled 28 equivalent ship sets, compared to 12 in the same period last year.

CEO Comment

“RTI’s first quarter results confirmed a challenging start to the new year. As we previously advised, these challenges were driven by several factors including higher development costs related to certain new Engineered Products and Services Segment programs, build-rate schedule adjustments to certain commercial aircraft programs, and adverse winter weather conditions,” Dawne Hickton, Vice Chair, President and CEO of RTI, said. “Despite these specific challenges to the first quarter, we are encouraged that our underlying operational execution continues to improve, as demonstrated by RTI’s delivery of 28 equivalent Boeing 787 seat track ship sets during the quarter.”

Commenting on the Company’s 2014 full year outlook, Ms. Hickton continued, “With significant hurdles behind us, and our visibility for the remainder of the year improving, we are refining our expectations for our full year financial performance. We still expect full year revenues to exceed $800 million and full year mill product shipments to approach 17 million pounds. However, and principally as a result of larger than previously expected impacts from the operational challenges cited above, today we expect our full year operating income to be at the lower end of our previously announced range of $75 to $85 million. But, as we look forward, we will continue to focus on opportunities to improve our operating performance. While we expect RTI’s second quarter operating income to improve sequentially from the first, we continue to anticipate generating a majority of our remaining 2014 operating income in the second half of the year.”

Financial Review

For the 2014 first quarter, the Company reported net sales of $174.5 million, compared to net sales of $189.2 million for the same period last year. First quarter 2014 operating income was $1.6 million and net loss attributable to continuing operations was $3.8 million, or $(0.13) per diluted share. This compares to 2013 first quarter operating income of $13.6 million and net income attributable to continuing operations of $5.0 million, or $0.16 per diluted share.

First quarter 2014 results were negatively impacted by a number of factors. First quarter 2014 sales and operating income were impacted by customer order and delivery timing, build-rate schedule adjustments to certain commercial aircraft programs, and lower energy and medical market sales. First quarter 2014 operating income was also impacted by higher development costs related to certain new Engineered Products and Services Segment programs, operational disruptions related to adverse weather conditions, and severance costs related to fixed cost reduction actions.

Interest expense for the 2014 first quarter increased to $7.6 million compared to $4.8 million for last year’s first quarter due to the April 2013 issuance of $402.5 million of 1.625% Convertible Senior Notes due 2019, a portion of the proceeds from which were used to repurchase $115 million of 3.000% Convertible Senior Notes due 2015.

Segment Results

Titanium Segment

During the first quarter of 2014, the Titanium Segment reported operating income of $5.9 million on net sales of $77.0 million, compared to 2013 first quarter operating income of $11.2 million on net sales of $96.8 million. First quarter sales and operating income declined principally due to a less favorable product mix combined with lower shipment volumes in the current year first quarter due to customer order and delivery timing. Current year first quarter operating income was also impacted by weather-related operational disruptions.

First quarter 2014 total titanium mill product shipments were 3.8 million pounds compared to 4.3 million pounds for the same period last year.

Engineered Products and Services Segment

During the first quarter of 2014, the Engineered Products and Services Segment reported an operating loss of $4.3 million on net sales of $97.5 million, compared to operating income of $2.4 million on net sales of $92.4 million for the same period last year. Current quarter sales and operating income were positively impacted by higher volumes and improved performance on the Boeing 787 program. This was offset by the anticipated impacts of absorbing build-rate schedule adjustments to certain commercial aircraft programs and lower energy and medical market volumes. Current quarter operating income was also impacted by higher development costs related to certain new programs, weather-related operational disruptions, and severance costs related to fixed cost reduction actions. RTI Extrusions Europe, acquired in October 2013, and RTI Directed Manufacturing, acquired in January 2014, contributed $5.6 million in revenues in the first quarter.

Conference Call and Webcast Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

To listen to today’s conference call on the live webcast, please access the link available on the Events and Presentations page in the Investor Relations section of RTI’s website, www.rtiintl.com, at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software.

Replay Information

Replay of the conference call and the webcast will be available approximately one hour after the conference ends and will remain accessible through Tuesday, May 20, 2014. To listen to the conference call replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3713 1954#. The webcast replay can be accessed on the Events and Presentations page in the Investor Relations section of RTI’s website at www.rtiintl.com.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties including the developing turmoil in Ukraine, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the effectiveness of our internal controls, the successful completion and integration of completed acquisitions, our ability to recover the carrying value of goodwill and other intangible assets, military spending generally and in particular, demand from the Joint Strike Fighter program, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as they may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

Company Description

RTI International Metals, Inc. is a leading vertically integrated global supplier of advanced titanium and specialty metals products and services to commercial aerospace, defense, energy, medical device and other customers. For more than 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, formed and 3D-printed parts, and highly engineered precision-machined components through our downstream integrated supply chain.

Headquartered in Pittsburgh, Pa., RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
		2013
	2014	(As Restated)

Net sales	$174,545	$189,202
Cost and expenses:
Cost of sales	146,076	149,949
Selling, general, and administrative expenses	25,868	24,605
Research, technical, and product development expenses	984	1,001
Operating income	1,617	13,647
Other income (expense), net	535	559
Interest income	50	31
Interest expense	(7,607)	(4,796)

Income (loss) before income taxes	(5,405)	9,441
Provision for (benefit from) income taxes	(1,589)	4,473
Net income (loss) attributable to continuing operations	$(3,816)	$4,968
Net income (loss) attributable to discontinued operations, net of tax	(365)	(83)
Net income (loss)	$(4,181)	$4,885

Earnings (loss) per share attributable to continuing operations:
Basic	$(0.13)	$0.16
Diluted	$(0.13)	$0.16

Earnings (loss) per share attributable to discontinued operations:
Basic	$(0.01)	$-
Diluted	$(0.01)	$-

Weighted-average shares outstanding:
Basic	30,445,681	30,230,641
Diluted	30,445,681	30,504,177

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

ASSETS	March 31, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$167,908	$343,637
Short-term investments	128,197	-
Receivables, less allowance for doubtful accounts of $980 and $820	107,699	105,271
Inventories, net	452,173	430,088
Cost in excess of billings	7,538	5,377
Deferred income taxes	32,040	32,032
Assets of discontinued operations	1,460	5,274
Other current assets	20,424	16,947
Total current assets	917,439	938,626
Property, plant, and equipment, net	371,450	372,340
Goodwill	130,254	117,578
Other intangible assets, net	57,516	53,754
Other noncurrent assets	23,684	23,247
Total assets	$1,500,343	$1,505,545

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$81,181	$79,039
Accrued wages and other employee costs	23,090	29,787
Unearned revenues	16,632	15,625
Liabilities of discontinued operations	-	458
Other accrued liabilities	24,347	22,574
Total current liabilities	145,250	147,483
Long-term debt	434,209	430,300
Liability for post-retirement benefits	43,640	43,447
Liability for pension benefits	13,454	13,787
Deferred income taxes	74,666	74,078
Unearned revenues	10,204	10,470
Other noncurrent liabilities	11,318	12,006
Total liabilities	732,741	731,571
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized;
31,510,945 and 31,399,661 shares issued;
30,672,172 and 30,593,251 shares outstanding	315	314
Additional paid-in capital	533,921	532,249
Treasury stock, at cost; 838,773 and 806,410 shares	(19,648)	(18,798)
Accumulated other comprehensive loss	(43,411)	(40,397)
Retained earnings	296,425	300,606
Total shareholders’ equity	767,602	773,974
Total liabilities and shareholders’ equity	$1,500,343	$1,505,545

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
		2013
	2014	(As Restated)
Cash used in operating activities (including adjustment for
depreciation and amortization of $10,986 and $11,000 for the
three months ended March 31, 2014 and 2013, respectively)	$(20,715)	$(30,723)

Cash used in investing activities (1)	(153,582)	(9,160)

Cash provided by (used in) financing activities	(600)	856

Effect of exchange rate changes on cash and cash equivalents	(832)	(148)

Decrease in cash and cash equivalents	(175,729)	(39,175)
Cash and cash equivalents at beginning of period	343,637	97,190
Cash and cash equivalents at end of period	$167,908	$58,015

(1) Three months ended March 31, 2014 included cash used for the purchase of available-for-sale, short-term investments of $128,216 and the purchase of RTI Directed Manufacturing for $21,797.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
		2013
	2014	(As Restated)
Net sales:
Titanium Segment	$76,980	$96,825
Intersegment sales	25,046	16,268
Total Titanium Segment sales	102,026	113,093

Engineered Products and Services Segment	97,565	92,377
Intersegment sales	27,966	15,843
Total Engineered Products and Services
Segment sales	125,531	108,220

Eliminations	53,012	32,111
Total consolidated net sales	$174,545	$189,202

Operating income:
Titanium Segment before corporate allocations	$10,429	$16,137
Corporate allocations	(4,527)	(4,900)
Total Titanium Segment operating income	5,902	11,237

Engineered Products and Services Segment before corporate allocations	1,811	8,092
Corporate allocations	(6,096)	(5,682)
Total Engineered Products and Services
Segment operating income (loss)	(4,285)	2,410

Total consolidated operating income	$1,617	$13,647

CONTACT:
RTI International Metals, Inc.
Dan Crookshank, Director – Investor Relations, 412-893-0084
dcrookshank@rtiintl.com